UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

Curis, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30347	04-3505116
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, MA	02421
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 24, 2012, Curis, Inc. (the “Company”) entered into a Drug Development Partnership and License Agreement for CUDC-906 and CUDC-908 (the “License Agreement”) with Guangzhou BeBetter Medicine Technology Company Ltd., a company organized under the laws of the People’s Republic of China (“GBMT”). Dr. Changgeng Qian, the Company’s former Senior Vice President, Discovery and Preclinical Development, is the founder, owner, and legal representative of GBMT.

License Agreement

Pursuant to the License Agreement, the Company has granted to GBMT an exclusive royalty-free license, with the right to grant sublicenses subject to certain conditions, to develop, manufacture, market and sell any product containing CUDC-906 or CUDC-908 in the GBMT Territory (China, Macau, Taiwan and Hong Kong). In addition, the Company has granted to GBMT a non-exclusive, royalty-free manufacturing license, with the with the right to grant sublicenses subject to certain conditions, to manufacture CUDC-906 or CUDC-908 or any product containing CUDC-906 or CUDC-908 outside of the GBMT Territory solely to import the compounds or products into the GBMT Territory. Pursuant to the terms of the License Agreement, the Company has retained rights, including the right to grant sublicenses, to develop, manufacture, market and sell any product containing CUDC-906 or CUDC-908 worldwide excluding the GBMT Territory. The Company also has certain specified rights to any GBMT technology developed under the License Agreement as well as certain specified rights to GBMT’s interest in joint technology developed under the License Agreement. Furthermore, the Company has a right of first negotiation to obtain a license to CUDC-908 for the GBMT Territory from GBMT.

The Company has agreed to transfer to GBMT know how, information and materials necessary for GBMT to continue the development of products in accordance with the development plan outlined in the License Agreement and has agreed not to assert certain Company patents against GMBT, its affiliates or sublicensee so that such party may manufacture, market and sell any product containing CUDC-906 or CUDC-908 in the GBMT Territory. Furthermore, the Company will provide GBMT with up to $400,000 in financial support for specified CUDC-908 pre-clinical activities related to enabling the filing by the Company of an initial new drug application, or IND, with the FDA, provided that GMBT completes such CUDC-908 IND-enabling activities in accordance with specified criteria and delivers a U.S. IND package for CUDC-908 to the Company within prescribed timeframes as specified in the License Agreement.

GBMT will assume all future development responsibility and incur all future costs related to the development, registration and commercialization of products in the GMBT Territory under the License Agreement. Pursuant to the terms of the License Agreement, GBMT has agreed to undertake reasonable commercial efforts, and to use qualified third party service providers approved by the Company, to implement the development plan in the timeframes described in the License Agreement in order to develop, register and commercialize the products in the GBMT Territory and will be solely responsible for all the costs relating thereto. The Company and GBMT must agree to any changes to the development plan and such revised development plan is subject to review and approval by the joint steering committee.

GMBT will retain final decision making authority on all development, commercialization, marketing, manufacturing and regulatory matters relating to the products in the GBMT Territory; provided, however, that GMBT will provide the Company the opportunity to review and comment on protocols for clinical trials of which GBMT, its affiliates or sublicensees will be the sponsor and proposed labeling for the product and further, that GMBT shall accept and incorporate all reasonable comments and suggestions of the Company with respect to such clinical trial protocols and product labeling. GBMT will use a reputable, qualified and independent data safety monitoring board, approved by the Company, to oversee and monitor any clinical development activities conducted under the License Agreement.

GBMT has agreed not to practice, and not to permit or cause any affiliate, sublicensee or other third party to practice, any Company patents or know-how for any purpose other than as expressly authorized in the License Agreement. Furthermore, GBMT has agreed not to use, and not to cause or permit any of its affiliates or sublicensees to use, any Company trademark.

The License Agreement is effective as of February 24, 2012, and unless terminated earlier will expire on the later of (i) the expiration of the last-to-expire valid claim of the Company patents and the Company non-assert patents relating to the products, and (ii) such time as none of GBMT, its affiliates and sublicensees is commercializing any compound or product in the GBMT Territory. Pursuant to the License Agreement, either party can terminate the License Agreement upon notice under prescribed circumstances, and the License Agreement specifies the consequences to each party for such early termination.

GBMT may terminate the License Agreement prior to its expiration as follows:

•	At any time for any reason or for no reason upon 90 days’ prior written notice to the Company.

The Company may terminate the License Agreement prior to its expiration as follows:

•

If GBMT fails to deliver the U.S. IND Package in accordance with the timeframe set forth in the License Agreement, the Company may terminate the License Agreement for material breach unless GBMT cures such breach by delivering the U.S. IND package to the Company within 60 days of the Company’s written notice of material breach.

•

Immediately upon written notice to GBMT if: (a) Dr. Qian breaches or threatens to breach any provision of Section 5 of the Consulting Agreement (as defined in Item 5.02 below); (b) the Company terminates the Consulting Agreement for material breach by Dr. Qian of any provision of the Consulting Agreement; or (c) Dr. Qian terminates the Consulting Agreement during the first six months of the term of the Consulting Agreement for any reason other than the Company’s material breach.

•

Immediately upon written notice to GBMT if GBMT, its affiliate or sublicensee directly, or through assistance granted to a third party, commences any interference or opposition proceeding with respect to, or challenges the validity or enforceability, of any Company patent or Company non-assert patent.

Either party may terminate the License Agreement prior to its expiration:

•

Upon 60 days’ prior written notice to the other party in the event of the material breach of any term or condition of the License Agreement by the other party, unless the breaching party has cured such breach within such 60-day period.

The License Agreement also sets forth customary terms regarding each party’s intellectual property ownership rights, representations and warranties, indemnification obligations, confidentiality rights and obligations, and patent prosecution, maintenance, enforcement and defense rights and obligations.

The foregoing summary of the License Agreement is qualified in its entirety by the full text of the License Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced departure, effective on February 16, 2012, (the “Termination Date”) of Dr. Qian from his position as the Senior Vice President, Discovery and Preclinical Development of the Company: (i) on February 16, 2012, the Company and Dr. Qian entered into a Severance Agreement and General Release that became binding and effective on February 24, 2012 (the “Severance Agreement”), and (ii) on February 24, 2012, the Company and Dr. Qian entered into a Consulting Agreement (the “Consulting Agreement”).

Severance Agreement

The Severance Agreement provides that Dr. Qian, in exchange for his execution and nonrevocation of a general release of claims in favor of the Company as set forth in Severance Agreement, will be provided the following severance benefits: (i) a lump-sum payment equivalent to one-half times his base annual salary rate in effect as of the Termination Date; and (ii) if Dr. Qian elects to continue receiving group health insurance pursuant to the federal “COBRA” law, payment by the Company of the premium for six months following the Termination Date. The Severance Agreement also provides for the engagement of Dr. Qian as a consultant pursuant to the terms of the Consulting Agreement (described below). Dr. Qian has agreed to make himself reasonably available to the Company for consultation on transition matters.

The foregoing summary of the Severance Agreement is qualified in its entirety by the full text of the Severance Agreement, which is attached hereto as Exhibit 10.1 and is incorporated into this Item 5.02 by reference.

Consulting Agreement

Pursuant to the Consulting Agreement, Dr. Qian has agreed to provide periodic consulting services to the Company in the area of drug discovery and preclinical development, at such times and places as the Company may from time to time request. The term of the Consulting Agreement is for a period of one year. Either party may terminate the Consulting Agreement at any time by providing thirty days’ written notice to the other party. In addition, the Company may terminate the Consulting Agreement immediately upon written notice to Dr. Qian, if (a) Dr. Qian breaches or threatens to breach any of the inventions, proprietary rights and disclosures provisions, (b) Dr. Qian breaches or threatens to breach the terms or conditions of the invention, non-disclosure and non-competition agreement by and between Dr. Qian and the Company, or (c) the Company terminates the License Agreement. In consideration for the services rendered by Dr. Qian to the Company, the Company has agreed to pay Dr. Qian $200 per hour for each hour of consulting work, not to exceed an aggregate of $50,000 for the term of the Consulting Agreement.

The foregoing summary of the Consulting Agreement is qualified in its entirety by the full text of the Consulting Agreement, which is attached hereto as Exhibit 10.2 and is incorporated into this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2012	By:	/s/ Michael P. Gray
Michael P. Gray Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance Agreement, effective as of February 24, 2012, between Curis, Inc. and Changgeng Qian, Ph.D., M.D.

10.2	Consulting Agreement, dated as of February 24, 2012, between Curis, Inc. and Changgeng Qian, Ph.D., M.D.